Exhibit (l)(2)

MATTHEWS A SHARE SELECTIONS FUND, LLC

SUBSCRIPTION AGREEMENT

This Subscription Agreement (this “Agreement”) is made this 31st day of July, 2014, by and between Matthews A Share Selections Fund, LLC, a Delaware limited liability company (the “Company”), on behalf of its series, Matthews CF-U Series (the “Fund”), and Matthews International Funds d/b/a Matthews Asia Funds, a Delaware statutory trust (the “Subscriber”), on behalf of its series, Matthews China Fund (the “Investing Fund”).

WITNESSETH:

WHEREAS, the Company is a Delaware series limited liability company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and will operate as an “extended payment fund” pursuant to certain exemptive relief that has been or is expected to be granted by the Securities and Exchange Commission;

WHEREAS, the Fund is a series of the Company having separate debts, liabilities, obligations and expenses from those of any other series of the Company;

WHEREAS, the Subscriber is a Delaware statutory trust registered under the 1940 Act, and the Investing Fund is a series of the Subscriber; and

WHEREAS, the Subscriber wishes to subscribe for and purchase, and the Company wishes to sell to the Subscriber, one hundred (100) units of limited liability company interests of the Fund (the “Interests”) for a total purchase price of $100,000 ($1,000 per unit).

NOW THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. The Subscriber subscribes for and agrees to purchase from the Company, and the Company agrees to issue and sell to the Subscriber, the Interests at the Closing (as defined below) in exchange for payment by the Subscriber of an aggregate purchase price (the “Aggregate Purchase Price”) of $100,000 ($1,000 per unit).

2. The purchase and sale of the Interests shall take place on July 31, 2014 or on such other date as the parties may agree (the “Closing”). On or prior to the date of the Closing, the Subscriber agrees to deliver, or cause to be delivered, the Aggregate Purchase Price in immediately available funds to an account designated by the Company.

3. To induce the Company to accept its subscription and issue the Interests subscribed for, the Subscriber represents that it is informed as follows:

(a)	That the Interests being subscribed for have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or registered or qualified under the securities laws of any state;

(b)	That the Interests will be sold by the Company in reliance on an exemption from the registration requirements of the Securities Act;

(c)	That the Company’s reliance upon an exemption from the registration requirements of the Securities Act is predicated in part on the representations, warranties and agreements of the Subscriber contained in this Agreement;

(d)	That when issued, the Interests will be “restricted securities” as defined in paragraph (a)(3) of Rule 144 of the General Rules and Regulations promulgated under the Securities Act (“Rule 144”) and cannot be sold or transferred by the Subscriber unless they are subsequently registered under the Securities Act or unless an exemption from such registration is available;

(e)	That there currently do not appear to be any exemptions from the registration provisions of the Securities Act available to the Subscriber for the resale of the Interests, and that in the future, certain exemptions may possibly become available, including an exemption for limited sales in accordance with the conditions of Rule 144; and

(f)	That the Subscriber may be subject to additional restrictions on the resale or transfer of the Interests as set forth in the Offering Memorandum of the Company, as amended from time to time (the “Offering Memorandum”).

The Subscriber understands that a primary purpose of the information acknowledged in subparagraphs (a) through (f) above is to put the Subscriber on notice as to restrictions on the transferability of the Interests.

4. To further induce the Company to accept its subscription and issue the Interests subscribed for, the Subscriber:

(a)	Represents and warrants that the Interests subscribed for are being and will be acquired for investment for its own account and not on behalf of any other person or persons and not with a view to, or for sale in connection with, any public distribution thereof;

(b)	Represents and warrants that the Subscriber has such knowledge and experience in financial and business matters to enable the Subscriber to evaluate the merits and risks of an investment in the Company, and the Subscriber is able to bear the economic risk of that investment;

(c)	Represents and warrants that the Subscriber has received written information concerning the Company, including the Offering Memorandum, and has had the opportunity to ask questions and receive answers concerning the terms of this offering and to obtain additional information as desired in order to evaluate the merits and risks in investing in and holding the Interests;

(d)	Understands, acknowledges and agrees that the Aggregate Purchase Price, when paid to the Company against delivery of the Interests, will represent the initial capital of the Company and, as a result, the Company currently has no assets or financial statement information to furnish to the Subscriber, which information the Subscriber understands, acknowledges and agrees is presently not material to an understanding of the Company, its proposed business and the Interests offered;

(e)	Agrees that any certificates representing the Interests subscribed for may bear a legend substantially in the following form:

The interests represented by this certificate have been acquired for investment and have not been registered under the Securities Act of 1933, as amended, or any other federal or state securities law. These interests may not be offered for sale, sold or otherwise transferred unless registered under said securities laws or unless some exemption from registration is available; and

(f)	Consents, upon becoming the sole holder of the Company’s limited liability company interests and in such capacity, to the issuance and sale by the Company of additional Interests and limited liability company interests of other series of the Company at such price as set forth in the respective subscription agreement.

5. The Company hereby represents and warrants to the Subscriber that the Interests, when issued, sold and delivered to the Subscriber against payment of the Aggregate Purchase Price therefor, will be duly and validly issued, fully paid and nonassessesable.

6. This Agreement and all of its provisions shall be binding upon the legal representatives, heirs, successors and assigns of the parties hereto. This Agreement may be signed in one or more counterparts, each of which shall be deemed to be an original. This Agreement shall be governed by the laws of the state of Delaware, excluding conflicts of law provisions thereof.

7. The Company and the Subscriber shall take all further actions and deliver all further documents that are reasonably required to effect the transactions contemplated by this Agreement.

8. This Agreement is executed on behalf of the Company by an officer or director of the Company as an officer or director, as the case may be, and not individually, and the obligations imposed upon the Company by this Agreement are not binding upon any of the Company’s directors, officers or interestholders individually but are binding only upon the assets and property of the Company.

[Signature page follows.]

Exhibit (1)(2)

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and date first above written.

MATTHEWS A SHARE SELECTIONS FUND, LLC, on behalf of its series Matthews CF-U Series

By:	/s/ Todd Lee
Name:	Todd Lee
Title:	Vice President

MATTHEWS INTERNATIONAL FUNDS, on behalf of its series Matthews China Fund

By:	/s/ John P. McGowan
Name:	John P. McGowan
Title:	Vice President and Secretary